Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS  RECORD THIRD QUARTER RESULTS AND INCREASES OUTLOOK FOR FISCAL YEAR 2006

SPARKS, MD, SEPTEMBER 27 — McCormick & Company, Incorporated (NYSE:MKC), today reported results for the third quarter ended August 31, 2006.

•                  Increased sales 6%.  New products, higher sales of ethnic items including a recent acquisition, marketing programs, pricing actions and favorable currency rates drove this increase.

•                  Achieved a 1.5 percentage point increase in gross profit margin, reaching 40.6% for the quarter.

•                  Reported earnings per share of 32¢ compared to 35¢ in the third quarter of 2005.  Excluding restructuring charges, earnings per share for the third quarter of 2006 was 42¢.

•                  Increased projected earnings per share for fiscal year 2006.

Third quarter results

Robert J. Lawless, Chairman, President & CEO, commented, “This was the third quarter of excellent results with strong contributions from the consumer and industrial businesses.  We are having success with new product launches, ethnic products, grinders and convenience items.  Our acquisition of Simply Asia Foods is off to a great start and after 60 days is contributing positively to sales and profits.  The pricing actions taken early in 2006 are offsetting the higher costs of energy, benefits and certain raw materials.  Many of our employees around the world are focused on initiatives to reduce costs as demonstrated in higher profit margins.”

In the third quarter, McCormick increased sales 6%, and in local currency the increase was 5%.  Success with product introductions, Hispanic products, the recent acquisition of Simply Asia Foods, effective marketing programs and pricing actions drove this increase.  The third quarter increase was net of an ongoing strategy to reduce low margin business, which reduced sales approximately 1%.

Gross profit margin reached 40.6%, a significant increase from 39.1% in the prior year.  Higher margin was driven by cost reductions and a more favorable business mix.  Pricing actions were taken early in 2006 to offset the higher costs of energy, benefits and certain materials.  Year-to-date, the Company has increased gross profit margin 1.3 percentage points and is ahead of its 2006 goal to increase gross profit margin by 1.0 percentage point.

Earnings per share was 32¢ compared to 35¢ in the third quarter of 2005.  Charges related to the Company’s restructuring program reduced earnings per share 10¢ and stock-based compensation expense, which the Company began to record in the first quarter of 2006, reduced earnings per share 2¢.  During the third quarter, higher sales and gross profit margin, net of an increase in operating expenses, added 5¢ to earnings per share.  Earnings per share was further increased by changes in income taxes which added 3¢, and a 2% reduction in diluted shares outstanding which added 1¢.

Financial outlook

Mr. Lawless further stated, “We have had three great quarters.  Year-to-date sales are up 4% in local currency and we have increased earnings per share 21% on a comparable basis with 2005, excluding restructuring charges and the impact of stock-based compensation expense.  Looking ahead to the fourth quarter, consumer sales to date have been strong and we have plans in place for increased marketing support during the 2006 holidays.   The transformation of our U.S. industrial business, as well as our restructuring actions, are lifting profit margins across businesses and regions.

“Our initial 2006 goal was to increase earnings per share 8-10% on a comparable basis with 2005.  On this basis, we now expect earnings per share to grow 11-12%.  As we look ahead to 2007, we anticipate continued benefit from our U.S. industrial business transformation and further cost savings from our restructuring program.  We are particularly excited about the roll out of our spice and seasoning revitalization program across the U.S. which is now underway.”

The Company’s latest projection of 2006 earnings per share is $1.45-$1.48 compared to the previous projection of $1.41-$1.44.  This projected increase of 4¢ reflects the higher third quarter results.  The Company reported earnings per share of $1.56 in 2005.  On a comparable basis, excluding restructuring charges of 22¢ in 2006 and 5¢ in 2005, and 11¢ of stock-based compensation expense in 2006, this range is an increase of 11-12%.

Business Segment Results

In the first quarter of 2006, the Company made several changes to the way it reports its business segment results.  These changes are described following the financial results for the consumer and industrial businesses.

Consumer Business

	Three Months Ended			Nine Months Ended
(in thousands)	8/31/06		8/31/05	8/31/06		8/31/05
Net sales	$357,059		$333,457	$1,051,877		$1,017,972
Operating income	49,260		57,983	114,238		162,757
Operating income excluding restructuring charges	60,679	*	57,983	155,692	*	163,199

*  The Company began recording stock-based compensation expense in the first quarter of 2006.  Stock compensation expense recorded in the consumer business operating results was $2.9 million in the third quarter and $11.7 million year-to-date.

For the third quarter, sales for McCormick’s consumer business rose 7% compared to the prior year, and in local currency increased 5%.  This increase was driven by the acquisition of Simply Asia Foods, pricing actions, new product sales and marketing programs that increased base business sales.  Sales in the Americas rose 9% and in local currency 8% as a result of the acquisition, pricing, new products and an increase in base business sales.  Consumer sales in Europe rose 3%, but in local currency declined 2%.  A portion of the decrease related to distribution lost to a competitor in the Netherlands earlier in the year, as well as the Company’s decision to exit its business in Finland.  In the Asia/Pacific region the Company increased sales 7% due to higher sales in China.

For the consumer business, third quarter operating income excluding restructuring charges was $60.7 million compared to $58.0 million in 2005.  This includes the negative impact of $2.9 million of stock-based compensation expense recorded in 2006.  An increase of $5.6 million was driven by higher sales and gross profit margin during the quarter.

Industrial Business

	Three Months Ended			Nine Months Ended
(in thousands)	8/31/06		8/31/05	8/31/06		8/31/05
Net sales	$306,036		$289,274	$860,825		$836,954
Operating income	14,906		20,917	28,919		45,253
Operating income excluding restructuring charges	22,745	*	20,917	53,109	*	45,441

*  The Company began recording stock-based compensation expense in the first quarter of 2006.  Stock compensation expense recorded in the industrial business operating results was $1.6 million in the third quarter and $6.4 million year-to-date.

For the third quarter, sales for McCormick’s industrial business increased 6% compared to the prior year, and in local currency increased 5%.  The increase was driven primarily by higher volume related to new product introductions.  The elimination of low margin business reduced sales 1% during the third quarter.  In the Americas, industrial sales rose 5%, despite the elimination of low margin business which reduced sales 2%.   This reduction was more than offset as sales of new products to strategic customers increased sales 7% in this region.  In Europe, the Company increased sales 12%, and in local currency 8% with increases in snack seasonings and products sold to quick service restaurants.  These sales increases were achieved despite a 2% reduction due to the elimination of low margin business.  Sales in the Asia/Pacific region decreased 5%, and in local currency decreased 7%.

For the industrial business, third quarter operating income excluding restructuring charges was $22.7 million compared to $20.9 million in 2005.  This includes the negative impact of $1.6 million of stock-based compensation expense recorded in 2006.    An increase of $3.4 million was driven by higher sales and gross profit margin during the quarter.

Changes in Reporting Business Segment Results

In the first quarter of 2006, the Company changed the way it internally reports its business segment results.  In line with this change, the segment results above have also been changed and prior periods have been restated to be comparable.  The changes are summarized below:

•                  Operating income internally is measured by management excluding restructuring charges.  The information provided above displays operating income for each segment with and without restructuring charges.  As noted below, management believes this information is relevant to analyze business performance and trends.

•                  The Company decided to allocate 100% of its selling, general and administrative expenses to the business segments beginning in the first quarter of 2006. The Company believes that this more complete allocation better represents the profitability of its two segments.

•                  The sales and income related to warehouse club customers are now managed in the consumer business.  Through 2005, this was managed in the industrial business.

The Company has posted to its website, restated historical business segment results for each quarter of 2005 at ir.mccormick.com under the heading “Financial Information” and “2005 Business Segment Restatement.”

In addition to the changes noted above, the Company also adopted SFAS 123R. This has a significant effect on each of the business segments and accordingly, the effect is noted with the segment financial results reported above.

Non-GAAP Financial Measures

The pro forma information excluding restructuring charges in this press release are not measures that are defined in generally accepted accounting principles (“GAAP”).  These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects.  These non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the restructuring related items.  Management analyzes the Company’s business performance and trends excluding amounts related to the restructuring.  These measures provide a more consistent view of performance than the closest GAAP equivalent for management and investors.  Management compensates for this by using these measures in combination with the GAAP measures.  The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Pro forma Information

The Company has provided below certain pro forma financial results excluding amounts related to streamlining actions in 2005 and a restructuring program in 2006.  In addition, the impact of stock-based compensation expense, which the Company began to record as “Selling, general and administrative expense” in the first quarter of 2006, is noted.

	Three Months Ended		Nine Months Ended
(in thousands)	8/31/06	8/31/05	8/31/06	8/31/05
Net income	$43,068	$47,970	$119,100	$126,799
Less: Impact of restructuring charges	13,253	(4)	17,207	425
Pro forma net income	$56,321	$47,966	$136,307	$127,224

The impact of restructuring activity on net income includes:

	Three Months Ended		Nine Months Ended
(in thousands)	8/31/06	8/31/05	8/31/06	8/31/05
Restructuring charges included in Cost of goods sold	$(1,723)	—	$(6,426)	—
Restructuring charges	(17,535)	—	(59,218)	$(630)
Tax impact included in Income taxes	5,752	$4	21,656	205
Gain on sale of unconsolidated operation	253	—	26,781	—
	$(13,253)	$4	$(17,207)	$(425)

No stock-based compensation expense was recorded in 2005.  In the third quarter of 2006, stock-based compensation expense of $4.4 million had an after-tax impact of $3.0 million.  For the first nine months of 2006, stock-based compensation expense of $18.1 million had an after-tax impact of $12.3 million.

	Three Months Ended		Nine Months Ended
	8/31/06	8/31/05	8/31/06	8/31/05
Earnings per share - diluted	$0.32	$0.35	$0.88	$0.91
Less: Impact restructuring charges	0.10	—	0.13	—
Pro forma earnings per share – diluted	$0.42	$0.35	$1.01	$0.91

No stock-based compensation expense was recorded in 2005.  In the third quarter of 2006, stock-based compensation expense reduced earnings per share by $0.02.  For the first nine months of 2006, stock-based compensation expense reduced earnings per share by $0.09.

Live Webcast

As previously announced, McCormick will hold a conference call with analysts today at 10:00 a.m. ET.  The conference call will be web cast live via the McCormick web site.  Go to ir.mccormick.com and follow directions to listen to the call and access the accompanying presentation materials.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance and other financial measures, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, ability to realize expected cost savings and margin improvements, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources and global economic conditions, including interest and currency rate fluctuations, and inflation rates, and other risks described in the Company’s Form 10-K for the fiscal year ended November 30, 2005.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food manufacturers as well as to retail outlets.

# # #

For information contact:

Corporate Communications:	Investor Relations:
John McCormick	Joyce Brooks
(410) 771-7110	(410) 771-7244
john_mccormick@mccormick.com	joyce_brooks@mccormick.com

9/2006

(Financial tables follow)

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement  (Unaudited)
(In thousands except per-share data)

	Three Months Ended		Nine Months Ended
	8/31/2006	8/31/2005	8/31/2006	8/31/2005
Net sales	$663,095	$622,731	$1,912,702	$1,854,926
Cost of goods sold	393,818	379,394	1,153,775	1,142,075
Gross profit	269,277	243,337	758,927	712,851
Gross profit margin	40.6%	39.1%	39.7%	38.4%
Selling, general and administrative expense	187,576	164,437	556,552	504,211
Restructuring charges / (credits)	17,535	—	59,218	630
Operating income	64,166	78,900	143,157	208,010
Interest expense	14,048	12,536	39,234	35,562
Other (income) / expense, net	(2,078)	(487)	(5,000)	(444)
Income from consolidated operations before income taxes	52,196	66,851	108,923	172,892
Income taxes	13,647	22,603	30,739	56,536
Net income from consolidated operations	38,549	44,248	78,184	116,356
Income from unconsolidated operations	4,398	4,571	16,442	13,829
Gain on sale of unconsolidated operation	253	—	26,781	—
Minority interest	(132)	(849)	(2,307)	(3,386)
Net income	$43,068	$47,970	$119,100	$126,799

Earnings per common share - basic	$0.33	$0.36	$0.90	$0.94
Earnings per common share - diluted	$0.32	$0.35	$0.88	$0.91

Average shares outstanding - basic	131,587	133,956	132,119	134,828
Average shares outstanding - diluted	134,829	137,382	135,197	138,842

Consolidated Balance Sheet (Unaudited)
(In thousands)

	8/31/2006	8/31/2005
Assets
Current assets
Cash and cash equivalents	$37,712	$46,117
Receivables, net	327,822	321,735
Inventories	417,095	357,251
Prepaid expenses and other current assets	47,134	49,528
Total current assets	829,763	774,631
Property, plant and equipment, net	475,594	469,578
Goodwill and intangible assets, net	977,629	826,870
Prepaid allowances	43,069	55,113
Investments and other assets	134,663	145,450
Total assets	$2,460,718	$2,271,642

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$152,843	$427,045
Trade accounts payable	188,509	170,034
Other accrued liabilities	348,322	300,865
Total current liabilities	689,674	897,944
Long-term debt	566,140	268,942
Other long-term liabilities	285,134	245,933
Total liabilities	1,540,948	1,412,819
Minority interest	3,267	29,828
Shareholders’ equity
Common stock	431,628	383,733
Retained earnings	378,893	383,476
Accumulated other comprehensive income	105,982	61,786
Total shareholders’ equity	916,503	828,995
Total liabilities and shareholders’ equity	$2,460,718	$2,271,642

Consolidated Statement of Cash Flows (Unaudited)
(In thousands)

	Nine Months Ended
	8/31/2006	8/31/2005
Cash flows from operating activities
Net income	$119,100	$126,799
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	61,282	54,220
Stock based compensation	20,432	—
Gain on sale of unconsolidated operation	(26,781)	—
Income from unconsolidated operations	(16,442)	(13,829)
Changes in operating assets and liabilities	(41,479)	(43,869)
Dividends from unconsolidated affiliates	9,100	10,544
Net cash flow from operating activities	125,212	133,865

Cash flows from investing activities
Acquisitions of businesses	(102,616)	—
Capital expenditures	(56,992)	(45,831)
Proceeds from redemption of unconsolidated operation	9,236	—
Proceeds from sale of property, plant and equipment	379	636
Net cash flow from investing activities	(149,993)	(45,195)

Cash flows from financing activities
Short-term borrowings, net	46,907	59,919
Long-term debt borrowings	298,553	—
Long-term debt repayments	(197,553)	(2,615)
Proceeds from exercised stock options	34,070	41,056
Common stock acquired by purchase	(87,952)	(141,280)
Dividends paid	(71,420)	(64,821)
Net cash flow from financing activities	22,605	(107,741)

Effect of exchange rate changes on cash and cash equivalents	9,625	(5,147)
Increase/(decrease) in cash and cash equivalents	7,449	(24,218)
Cash and cash equivalents at beginning of period	30,263	70,335

Cash and cash equivalents at end of period	$37,712	$46,117